Exhibit 99.1

Press Release	Source: BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. Announces Additional Sales of Stock in Private Placement Offering

Tuesday June 10, 10:49 pm ET

LYNBROOK, N.Y., June 10 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC BB BSTC.OB-News) today announced that it sold an aggregate of 100,000 unregistered shares of its common stock priced at $15 per share for aggregate proceeds to BioSpecifics of $1,500,000. The shares were purchased by certain private investors on June 9, 2008. The shares were sold in a company managed PIPE transaction at a premium over the market price.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications. It has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. for clinical indications in Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis).

BioSpecifics' main website is at
http://www.biospecifics.com

its Dupuytren's Disease patient discussion forum at
http://www.biospecifics.com/forum/index.html

and its Peyronie's Disease patient discussion forum at
http://www.biospecifics.com/forum/index2.html